Exhibit 99.6
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Basis of Presentation
     The pro forma financial information has been prepared to give effect to the merger. The information with respect to Metal Management reflected in the pro forma information is derived from the historical financial statements of Metal Management or from other financial information made available to Sims by Metal Management.
     The purchase price consideration for the merger is estimated below (in thousands of Australian dollars, except for share and per share amounts):

Metal Management common stock assumed to be outstanding at transaction date		26,050,153
Exchange ratio		2.05

Total number of Sims shares to be issued		53,402,814
Sims average stock price for the period beginning 2 days before and ending 2 days after the September 24, 2007 (Sydney, Australia time) announcement of the proposed transaction	A$	33.16

Purchase consideration common stock	A$	1,770,837

Metal Management stock options assumed to be outstanding at transaction date		623,332
Exchange ratio		2.05
Total number of Sims shares to be issued		1,277,831
Weighted average fair value of options	A$	13.48

Purchase consideration stock options	A$	17,225

Total purchase consideration for Metal Management common stock and option holders	A$	1,788,062

Estimated transaction costs	A$	30,000
Total	A$	1,818,062

     The estimated purchase price consideration does not reflect the use of cash for payments in lieu of the issuance of fractional Sims ADSs to former Metal Management stockholders in accordance with the terms of the merger agreement. The amount of cash to be used for this purpose is not expected to be material.
     Pursuant to Statement of Financial Accounting Standards (SFAS) No. 142, ”Goodwill and Other Intangible Assets,” goodwill is not amortized. Instead, impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the merger will be subject to an impairment test at least annually.
     Goodwill reflects the anticipated benefits of the merger that are in addition to the fair value of the separately identifiable assets and liabilities acquired. These benefits could include, but are not limited to, expanded growth opportunities in the metal recycling business, cost savings from synergies of the merger, and the sharing of best practices in the operations of both companies. The individual pro forma adjustments are further described in the following footnotes. All pro forma adjustments to the statement of operations are deemed to have recurring effects.
     The allocation of the purchase price to acquired assets and liabilities in the pro forma financial information is based on valuation information provided to Sims by Metal Management. Such allocations will be finalized based on valuation and other studies to be performed by management, which may include the services of outside valuation specialists, after the completion of the merger. Accordingly, the purchase price allocation adjustments and related impacts on the pro forma financial information are preliminary and are subject to revision, which may be material, after the completion of the merger.

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Notes

(1)	Represents the adjustment to reflect the estimated fair value of acquired finished goods inventory based on estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

(2)	Incremental goodwill has been determined as a residual of the purchase price after allocating fair values to all identifiable assets and liabilities. The purchased goodwill represents acquired synergies and an assembled workforce.

(3)	Identified intangibles acquired through the merger are:
•	the Metal Management trade name, which has an estimated fair value of A$47 million to the combined group; this intangible asset has been ascribed a useful life of 15 years; and

•	certain relationships with long standing industrial suppliers in the recycled metal industry, which have an estimated fair value of A$93 million to the combined group, are determined based on a business’ ability to obtain material (in contrast to most other industries where volumes are determined by customer sales). As such, it is accepted industry practice to value supplier relationships in a business combination. Metal Management has a number of key, long standing relationships with industrial suppliers, for which a value has been ascribed. As these relationships can change, they are considered finite lived and have been ascribed a useful life of 20 years.

(4)	In performing a preliminary purchase price allocation, incremental value has been ascribed to property and equipment. The majority of this incremental value relates to freehold properties, which are currently recognized by Metal Management at their historical cost. While most of the incremental value relates to land, which is not depreciated, a portion relates to buildings, plant and equipment. As such, incremental depreciation of A$3 million based on a weighted average life of 10 years has been included in the pro forma statement of operations.

(5)	Certain deferred costs of financing arrangements have been assigned a nil fair value and are therefore eliminated in the pro forma combined balance sheet information.

(6)	This adjustment has been made to conform accounting policies related to defined benefit pension plans. The identified accounting policy difference relates to timing of recognition of defined benefit fund gains and losses. Sims’s policy is immediate recognition of gains and losses in the statement of operations (as opposed to the “corridor” approach).

(7)	Deferred tax impacts have been recognized as a result of the pro forma adjustments. In this regard, Sims has assumed that the merger will qualify as a tax-free reorganization for tax purposes. This non-current deferred tax liability arises primarily due to the financial statement amounts for identifiable intangible assets and property, plant and equipment being in excess of their relevant tax values.

(8)	Share capital increases to the extent of the Sims ADSs issued to Metal Management shareholders. This has been calculated based on the volume weighted average of Sims’s ordinary shares for the five business days surrounding the announcement of the business combination (two days prior, the day of the announcement and two days after).

(9)	This represents the income tax effect of the entries for deprecation and amortization and defined benefit plans.

(10)	Amount represents estimated transaction costs to consummate the merger.

(11)	Elimination of Metal Management pre-acquisition equity balances.

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